SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
     [ ] FORM 10-K [ ] FORM 11-K [ ] FORM 20-F [X] FORM 10-Q [ ] FORM N-SAR

                         FOR PERIOD ENDED: JUNE 30, 2005

                       [ ] TRANSITION REPORT ON FORM 10-K
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM 11-K
                       [ ] TRANSITION REPORT ON FORM 10-Q
                       [ ] TRANSITION REPORT ON FORM N-SAR

     FOR THE TRANSITION PERIOD ENDED:______________________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: ______________________

                                CLINTON H. SNYDER
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                          703 WATERFORD WAY, SUITE 690
                                 MIAMI, FL 33126
                                 (305) 374-2036

            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                     PART I

                             REGISTRANT INFORMATION

                             FULL NAME OF REGISTRANT

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
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            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

                          703 WATERFORD WAY, SUITE 690
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                            CITY, STATE AND ZIP CODE

                                 MIAMI, FL 33126
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                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

         State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The form 10-QSB could not be filed within the prescribed time without undue hardship or expense, because the Registrant requires additional time to resolve an accounting treatment issue with respect to an impairment reserve, to insure that a complete and accurate filing is submitted. The Registrant anticipates that the quarterly report will be filed on or before the fifth calendar day following the prescribed due date.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Clinton H. Snyder          305               374-2036
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            (Name)            (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2005                By: /s/ Clinton H. Snyder
      ---------------                    -----------------------
                                         Clinton H. Snyder
                                         Chief Financial Officer

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